Exhibit 23

Consent of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-121402, 333-117624, 333-117571, 333-117552), Form S-4 (Nos. 333-130238, 333-106680, 333-102565), and Form S-8 (Nos. 333-128349, 333-11749, 333-105852 and 333-105847) of First Advantage Corporation of our report dated March 16, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the First Advantage Corporation Form 10-K for the year ended December 31, 2005 filed on March 16, 2006.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

March 31, 2006